News Release

Unisys Corporation Names Paul Martin to Board of Directors

BLUE BELL, Pa., February 9, 2017 - Unisys Corporation (NYSE: UIS) today announced that Paul Martin has been elected to the Unisys board of directors.

Martin has served as corporate vice president and chief information officer of Baxter International, Inc., a global provider of essential renal and hospital products, since joining the company in 2011. At Baxter, Martin is responsible for the information technology strategy, operations, processes and team supporting Baxter’s business worldwide.

Martin, 58, previously spent 11 years at Rexam plc, where he initially served as Division Chief Information Officer leading all aspects of divisional Information Technology (IT) across 26 factories in the Americas. He was promoted in 2004 to the position of Global Chief Information Officer, relocating to London from where he had global accountability for all IT functions including applications, infrastructure and service delivery operations across more than 20 countries. He repatriated to the U.S. in 2009.

Prior to those positions, Martin began his career at Texas Instruments, Inc., before serving in increasingly senior positions at Frito-Lay, Burlington Northern Santa Fe Corporation and CIT Group Capital Financing.

Martin is a 1980 graduate of Western Kentucky University, where he earned a Bachelor of Science degree in management information systems.

“Paul brings extensive executive management experience across the entire IT spectrum, and we are thrilled he is joining the Unisys board,” said Peter Altabef, president and CEO of Unisys. “As a global CIO, Paul understands the IT challenges that companies large and small face every day. He also knows the best software, services and solutions available to help them maximize opportunities ranging from their presence in the cloud to the effectiveness of their applications. Paul also shares our vision that by building leading security into everything we do we can change peoples’ lives by enhancing their digital security. In addition, with approximately half our revenue outside the U.S. and Canada, and with Life Sciences and Healthcare as a core industry area of focus, Unisys will greatly benefit from Paul’s international experience and his deep Life Sciences and Healthcare expertise.”

About Unisys
Unisys is a global information technology company that specializes in providing industry-focused solutions integrated with leading-edge security to clients in the government, financial services and commercial markets. Unisys offerings include security solutions, advanced data analytics, cloud and infrastructure services, application services and application and server software. For more information, visit www.unisys.com.

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Contacts:
Investors: Courtney Holben, Unisys, 215-986-3379
courtney.holben@unisys.com

Media: John Clendening, Unisys, 214-403-1981
john.clendening@unisys.com

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RELEASE NO.: 0209/9479

Unisys and other Unisys products and services mentioned herein, as well as their respective logos, are trademarks or registered trademarks of Unisys Corporation. Any other brand or product referenced herein is acknowledged to be a trademark or registered trademark of its respective holder.

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